Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF OCTOBER 7, 2022

BETWEEN

MVB FINANCIAL CORP.,

AS BORROWER

AND

RAYMOND JAMES BANK,

AS LENDER

ARTICLE I DEFINITIONS AND OTHER TERMS		1

1.1	Defined Terms.	1
1.1	UCC Defined Terms	17
1.2	Payments on Business Days	17
1.3	Other Definitional Provisions	17
1.4	Times of Day	18

ARTICLE II THE CREDITS		18

2.1	Term Loan Facility	18
2.2	Borrowing	18
2.3	Prepayments	18
2.4	Repayment of Loan	19
2.5	Interest Rates	20
2.6	Reserved	20
2.7	Rates Applicable After Event of Default	20
2.8	Method of Payment	20
2.9	Term Note	20
2.10	Replacement of Benchmark.	21
2.11	Limitation of Interest	23
2.12	Yield Protection; Capital Adequacy and Other Adjustments	23
2.13	Fees	24

ARTICLE III TAXES		24

3.1	Taxes	24
3.2	Lender Statements; Survival of Indemnity	26

ARTICLE IV CONDITIONS PRECEDENT		26

4.1	Conditions to Effectiveness	26

ARTICLE V REPRESENTATIONS AND WARRANTIES		28

5.1	Existence and Standing	28
5.2	Authorization and Validity	28
5.3	No Conflict; Government Consent	28
5.4	Financial Statements; Pro Forma Financial Statements; Call Reports	29
5.5	Material Adverse Change	29
5.6	Taxes	29
5.7	Litigation and Contingent Obligations	30
5.8	Subsidiaries	30
5.9	ERISA	30
5.10	Accuracy of Information	30
5.11	Federal Reserve Regulations	31
5.12	Material Agreements	31
5.13	Compliance With Laws	31

i

5.14	Ownership of Properties	32
5.15	Plan Assets; Prohibited Transactions	32
5.16	Environmental Matters	32
5.17	Investment Company Act	33
5.18	Insurance	33
5.19	Solvency	33
5.20	No Default	33
5.21	Subordinated Indebtedness	34
5.22	Regulatory Approval	34
5.23	Bank Accounts	34

ARTICLE VI AFFIRMATIVE COVENANTS		34

6.1	Financial Reporting	34
6.2	Use of Proceeds	36
6.3	Notice of Material Events	36
6.4	Conduct of Business	37
6.5	Taxes and Other Obligations.	37
6.6	Insurance	37
6.7	Compliance with Laws and Material Contractual Obligations	38
6.8	Maintenance of Properties	38
6.9	Books and Records; Inspection	38
6.10	Further Assurances	38
6.11	Payment of Obligations	39
6.12	Post-Closing Obligations	39

ARTICLE VII NEGATIVE COVENANTS		39

7.1	Indebtedness	39
7.2	Merger	39
7.3	Sale of Assets	40
7.4	Acquisitions; Investments	40
7.5	Liens	41
7.6	Affiliates	43
7.7	Subordinated Indebtedness	43
7.8	Restricted Payments	43
7.9	Financial Covenants	43
7.10	Fiscal Year	44
7.11	Subsidiary Shares	44
7.12	Sale and Leaseback Transactions	44
7.13	Burdensome Agreements	44

ARTICLE VIII DEFAULTS		44

ARTICLE IX ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		47

9.1	Acceleration; Remedies	47

9.2	Application of Funds	47
9.3	Amendments	47
9.4	Preservation of Rights	47

ARTICLE X GENERAL PROVISIONS		48

10.1	Survival of Representations	48
10.2	Governmental Regulation	48
10.3	Headings	48
10.4	Entire Agreement	48
10.5	Benefits of this Agreement	48
10.6	Expenses; Indemnification	48
10.7	Accounting	49
10.8	Severability of Provisions	49
10.9	Nonliability of the Lender	49
10.10	Confidentiality	50
10.11	Nonreliance	50
10.12	Disclosure	50
10.13	USA PATRIOT ACT NOTIFICATION	50

ARTICLE XI SETOFF		50

11.1	Setoff	50

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS		51

12.1	Successors and Assigns	51

ARTICLE XIII NOTICES		51

13.1	Notices; Effectiveness; Electronic Communication	51

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; ELECTRONIC RECORDS		52

14.1	Counterparts; Effectiveness	52
14.2	Electronic Execution of Assignments	52
14.3	Electronic Records	52

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		53

15.1	CHOICE OF LAW	53
15.2	CONSENT TO JURISDICTION	53
15.3	WAIVER OF JURY TRIAL	53

Schedules
Schedule 5.8(a)	Subsidiaries
Schedule 5.8(b)	Organizational Chart
Schedule 5.14	Exceptions to Ownership of Properties
Schedule 5.21	Subordinated Indebtedness
Schedule 6.12	Post-Closing Obligations
Schedule 7.1	Indebtedness
Schedule 7.4	Investments
Schedule 7.5	Liens
Schedule 7.11	Subsidiary Shares

Exhibits
Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Prepayment Notice

CREDIT AGREEMENT

This Credit Agreement (the “Agreement”), dated as of October 7, 2022, is between MVB FINANCIAL CORP., a West Virginia corporation (the “Borrower”), and RAYMOND JAMES BANK, a Florida-chartered bank (together with its successors and assigns, the “Lender”).

RECITALS

WHEREAS, Borrower desires that Lender extend a senior term loan to Borrower in the principal amount of up to $10,000,000 pursuant to this Agreement for (i) general corporate purposes, including, but not limited to, the funding of the Warp Speed Acquisition (as defined below) and (ii) the payment of all transaction fees, costs and expenses incurred in connection with this credit facility; and

WHEREAS, the Lender is willing to make the Loan to Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lender hereby agree as follows:

ARTICLE I

DEFINITIONS AND OTHER TERMS

1.1 Defined Terms. The capitalized terms not otherwise defined in this Agreement shall have the meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation that have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Act” is defined in Section 10.13.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agreement” means this Credit Agreement, as amended or modified and in effect from time to time.

“Alternative Interest Rate Loan” a Loan that bears interest at a rate based on the Daily Simple SOFR Rate.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other United States laws, rules and regulations applicable to the Borrower and its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any requirement of law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of 341 Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Margin” means 2.75% per annum.

“ASC” means the Accounting Standards Codification.

“Authorized Officer” means any of the Chief Executive Officer, Chief Financial Officer or any Executive Vice President of the Borrower and each of the Chief Lending Officer and the Chief Credit Officer of the Subsidiary Bank.

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrowing Notice” is defined in Section 2.2.

“Business Day” any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed for the conduct of commercial banking business in the States of New York and Florida and when determined in connection with noticed and determinations with respect of the Term SOFR Loan or any funding, conversion, continuation, Interest Period or payment of the Term SOFR Loan, that is also a U.S. Government Securities Business Day.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any U.S. Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) the Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or is a commercial bank listed on Schedule 1 hereto and with which such U.S. Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted do not exceed $5,000,000 in the aggregate at any time and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of more than 50% of the outstanding shares of voting stock of the Borrower on a fully diluted basis.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Compliance Certificate” is defined in Section 6.1(e).

“Concession” has the meaning set forth in the FASB ASC 310-40-15-13 through 310-40-15-19.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of a Person, such statements or items on a consolidated basis, all in accordance with applicable principles of consolidation under GAAP.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a Consolidated basis for such period.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of:

(a) SOFR for the day (such day, a “SOFR Determination Date”) that is two U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website (provided that if as of 5:00 p.m. (New York City time) on the second U.S. Government Securities Business Day immediately following such SOFR Determination Date, the SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website, then the SOFR for such SOFR Determination Date will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website so long as such first preceding Business Day is not more than three Business Days prior to such SOFR Determination Date), and

(b) zero.

Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event that but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to the Interest Rate otherwise applicable to the Loan plus 2% per annum.

“Deposits” is defined in Section 11.1.

“Disposition” means, other than in the ordinary course of business, the disposal by a Person of any asset through the assignment, sale or other transfer method.

“Dollar” and “$” means the lawful currency of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.

“Embargoed Person” means any Person that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other requirement of law.

“Environmental Laws” means any and all federal, state and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) personal injury or property damage relating to the release or discharge of Hazardous Materials, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the organizational documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (a) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (b) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (c) all management rights with respect to such issuer; (d) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (e) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (f) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its organizational documents as in effect from time to time or under applicable Law; (g) all rights to amend the organizational documents of such issuer, (h) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable organizational documents and/or applicable Law; and (i) all certificates evidencing such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” is defined in Article VIII.

“Excluded Taxes” means, in the case of the Lender, (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed on it by the respective jurisdiction under the laws of which the Lender is incorporated or is organized or in which its principal executive office is located or (b) that are Other Connection Taxes; (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which the Lender acquired an interest in the Loan or commitment, except, to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto; (iii) Taxes attributable to the Lender failing to comply with Section 3.1(e); and (iv) any U.S. federal withholding taxes imposed under FATCA.

“FASB” means the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Contract” of a Person means (i) any exchange-traded or over-the- counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

“Financial Difficulties” has the meaning set forth in the FASB ASC 310-40-15-20.

“Fiscal Quarter” means each three-month period ending on the last day of each (i) March, (ii) June, (iii) September and (iv) December.

“Fiscal Year” means each twelve-month period ending on each December 31st.

“Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter with respect to the four Fiscal Quarters ending on such date, the ratio of (a) the sum of (i) Net Income, plus (ii) Interest Expense to the extent deducted in the determination of Net Income, plus (iii) non-cash charges or expenses, including depreciation and amortization, minus (iv) non-cash income, minus (iv) Restricted Payments paid by the Borrower to its shareholders, to (b) the sum of (i) Interest Expense to the extent deducted in the determination of Net Income, plus (ii) all contractually required principal payments on Indebtedness (including the Loan); in each case (except for clause (a)(iv)) determined with respect to the Borrower and its Subsidiaries on a Consolidated basis.

“FRB” means the Board of Governors of the Federal Reserve System.

“FRB Richmond” means the Federal Reserve Bank of Richmond.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 10.7.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency (including, but not limited to, FDIC, FRB, FRB Richmond, OCC and state bank regulators), authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Hazardous Material” means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money (including the Obligations hereunder), (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and not past due for more than 90 days after the date on which such trade account was created), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations that are evidenced by notes, bonds, debentures, loan agreements, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) obligations as an account party with respect to letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (viii) Contingent Obligations of such Person, (ix) Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts, (x) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person or any warrant, right, or option to acquire any such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (xi) any other obligation for borrowed money or other financial accommodation that would be shown as a liability on the Consolidated balance sheet of such Person; provided, however, that Indebtedness shall not include deposits or other indebtedness incurred in the ordinary course of Borrower’s or any Subsidiary Bank’s business (including without limitation federal funds purchased, advances from any Federal Home Loan Bank and secured deposits of municipalities, as the case may be) in each case in accordance with safe and sound banking practices and applicable Laws and regulations.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venture unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, other than Excluded Taxes and Other Taxes.

“Interest Expense” means, with respect to any Person, for any period of determination, the aggregate amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of such Person, including (a) all but (i) non-interest related fees, costs and expenses and (ii) the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings, and (c) net costs under any Rate Management Transaction, in each case determined in accordance with GAAP.

“Interest Payment Date” has the meaning set forth in Section 2.4(a).

“Interest Period” means the period commencing on the first day of each calendar month and ending on the last day of such calendar month, provided, that the initial Interest Period hereunder shall commence on the Effective Date and end on the last day of the calendar month in which the Effective Date occurs.

“Interest Rate” means the sum of (i) the Term SOFR rate then in effect and (ii) the Applicable Margin.

“Law” means all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities

“Lender” has the meaning specified in the introductory paragraph of this Agreement.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Liquid Assets” means the sum of all cash balances (including proceeds from the Loan) and marketable securities held by Borrower and its Subsidiaries in their respective balance sheet accounts which, in all cases, shall be derived from the quarterly reports filed with the applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Article VI of this Agreement.

“Loan” has the meaning specified in Section 2.1.

“Loan Amount” means up to Ten Million and 00/100 Dollars ($10,000,000.00).

“Loan Documents” means, collectively, this Agreement, the Note, the Pledge Agreement and any other agreement executed by the Borrower in connection with this Agreement and payable to the Lender, and any other document or agreement, now or in the future, executed by the Borrower for the benefit of the Lender in connection with this Agreement.

“Loan Loss Reserves” means with respect to any Person, the loan loss reserve of such Person, as reported in the most recent call reports of such Person and including any loan discounts resulting from acquired loan portfolios.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, liabilities (actual and contingent), operations or financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its material obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender under the Loan Documents.

“Material Agreement” has the meaning set forth in Section 5.12.

“Material Indebtedness” means Indebtedness (including but not limited to Rate Management Obligations, but excluding the Loan) of the Borrower in an outstanding principal amount of $5,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or that provides for the incurrence of Indebtedness in an amount that would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Maturity Date” shall mean the earliest to occur of the following: (a) the date on which Lender accelerates all amounts owed hereunder during the existence of an Event of Default, and (b) the thirty-month anniversary of the Effective Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“MVB Bank” means MVB Bank, a West Virginia state chartered bank and a Wholly-Owned Subsidiary of Borrower.

“Net Income” means, with respect to any Person, the net income of such Person as determined in accordance with GAAP.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Cash Equivalents, including (i) any cash or Cash Equivalents received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received and (iii) in the case of a condemnation, eminent domain or similar event, condemnation or eminent domain awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, issuance costs, underwriting discounts and commissions, other customary costs and expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a Disposition of an asset (including pursuant to a Casualty Event or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness permitted to be incurred hereunder (other than (x) the Loans or (y) other Indebtedness that is secured by Liens on the Collateral that rank on equal priority basis (but without regard to control of remedies) and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or the Subsidiaries, and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower or any Subsidiary, including any Taxes payable by Borrower and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such event; provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-Performing Assets” means, individually or collectively, as the case may be, the sum of (a) Non-Performing Loans and (b) the value of all real estate owned by a Person and classified as such by the regulatory authorities responsible for examining such Person, but excluding government-guaranteed assets, as shown on the most recent call or examination reports for such Person.

“Non-Performing Loans” means all loans where any Subsidiary Bank has ceased the recognition of interest income, excluding Troubled Debt Restructured Loans performing in accordance with their modified terms.

“Note” means that certain term loan promissory note made by the Borrower, payable to the order of the Lender, evidencing the indebtedness of the Borrower to the Lender resulting from the Loan made by the Lender.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loan, all Rate Management Obligations provided to the Borrower or any Subsidiary by the Lender or any Affiliate of any of the foregoing, all accrued and unpaid fees, and all actually incurred expenses, actually incurred reimbursements, indemnities and other obligations of the Borrower to the Lender or any indemnified party arising under the Loan Documents.

“OCC” means the Office of the Comptroller of the Currency.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee that has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate that would be applied under GAAP if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or future connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.2 at the request of the Borrower).

“Outstanding Amount” means with respect to the Loan, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loan occurring on such date.

“Pari Passu Payment” is defined in Section 2.3(b).

“Payment Date” means (i) the last Business Day of each Fiscal Quarter and (ii) the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default is continuing or would result from such Acquisition, and the representation and warranty in Section 5.19 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) is pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Borrower’s or any of its existing Subsidiaries, or a line of business incidental thereto, (d) as of the date of the consummation of such Acquisition, all material approvals (including from any Governmental Authority) required in connection therewith have been obtained, (e) the Borrower has furnished to the Lender a certificate (i) demonstrating in reasonable detail pro forma compliance with the financial covenants in Section 7.9 for such period, in each case, calculated as if such Acquisition (for the avoidance of doubt, the pro forma compliance calculations shall include any Indebtedness to be assumed by Borrower in connection with such Acquisition), including the consideration therefor, had been consummated on the first day of such period and (ii) representing that such Acquisition complies with the definition of Permitted Acquisition, and (f) Lender has reviewed the Indebtedness of the acquired party that will become a part of the Borrower’s consolidated Indebtedness pursuant to such Acquisition and as of the date of the consummation of such Acquisition no Default or Event of Default is continuing or would result from such additional Indebtedness; provided, that Lender’s review and approval in accordance with subsections (e) and (f) above shall be conducted within five (5) Business Days of receipt of such documentation and such approval shall not be unreasonably withheld.

“Permitted Indebtedness” is defined in Section 7.1.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any ERISA Affiliate may have any liability.

“Pledge Agreement” means that certain Equity Pledge Agreement made by Borrower for the benefit of Lender pledging its equity interests in its Subsidiary Banks and certain Subsidiaries as provided therein.

“Prepayment Notice” is defined in Section 2.3.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person, including without limitation any equity interests in such Person’s Subsidiary Bank(s) and other Subsidiaries.

“Rate Management Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiary that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross- currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of such Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulatory Action” means any cease and desist order, letter agreement, memorandum, or other similar regulatory action taken by a state or federal banking agency or other Person to which either the Borrower or any Subsidiary Bank is subject.

“Repurchase Agreement” means any repurchase agreement that Borrower and/or any Subsidiary Bank is authorized to enter into under its applicable banking regulations in the ordinary course of business.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) that is imposed under Regulation D on Eurocurrency liabilities on any relevant date.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any equity interest in the Borrower or any

Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such equity interest in the Borrower or any Subsidiary.

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“SEC” means the U.S. Securities and Exchange Commission.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Term SOFR Administrator.

“Stated Rate” is defined in Section 2.11.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, to the written reasonable satisfaction of the Lender.

“Subsidiary” of a Person means (i) any corporation of which more than 50% of the outstanding securities having ordinary voting power shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which more than 50% of the ownership interests having ordinary voting power shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Bank” means each Subsidiary that is a federally- or state-chartered bank or thrift institution.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property that represents more than 20% of the Consolidated assets of the Borrower and its Subsidiaries taken as a whole as would be shown in (a) prior to the delivery of the Borrower’s Consolidated financial statements as of and for the period ended December 31, 2021 pursuant to Section 6.1, the pro forma balance sheet of the Borrower delivered to the Lender prior to the Effective Date pursuant to Section 5.4(b) and (b) for any period from and after the delivery of the Borrower’s Consolidated financial statements as of and for the period ended December 31, 2021, the Borrower’s most recent Consolidated balance sheet delivered pursuant to Section 6.1.

“Tangible Primary Capital” means, with respect to any Person, (a) equity plus (b) Loan Loss Reserves minus (c) intangible assets (as set forth on Schedule RC of the call report for such Person). For the avoidance of doubt, mortgage servicing rights shall be considered intangible assets and shall not be included as part of Tangible Primary Capital.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings (including backup withholding) imposed by a Governmental Authority and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.

“Term SOFR” means, for any Interest Period, a rate per annum equal to the greater of:

(a) the one-month CME Term SOFR Reference Rate that is administered by the Term SOFR Administrator for such Interest Period that appears on the applicable page of the CME Group website that sets forth CME Term SOFR Reference Rates (or that is distributed by such other service selected by the Lender from time to time that provides quotations of Term SOFR) on the day (the “Rate Setting Date”) two (2) Business Days prior the first day of such Interest Period; provided that:

(i) if such rate is not so published for any Interest Period, the one-month rate used for such Interest Period shall be the CME Term SOFR Reference Rate most recently published prior to such Rate Setting Date for a period with a duration that is the same as that of such Interest Period so long as the date such most recently published rate was published is not more than three (3) Business Days prior to such Rate Setting Date), and

(ii) if Term SOFR for any Interest Period would otherwise be less than 0.00%, Term SOFR for such Interest Period will be deemed to be 0.00%.

“Term SOFR Administrator” means CME Benchmark Administrator Limited (or any successor).

“Term SOFR Loan” a Loan that bears interest at a rate based on the Term SOFR.

“Total Risk-Based Capital Ratio” means, for any Person, the ratio calculated by dividing (a) such Person’s total risk-based capital by (b) such Person’s total risk-weighted assets, or as otherwise defined from time to time under each federal and state regulation or odder applicable to or binding upon, the Borrower or any Subsidiary Bank.

“Troubled Debt Restructured Loans” means any loan that is restructured or modified for economic or legal reasons, where the creditor grants a Concession that it otherwise would not consider but for the borrower’s Financial Difficulties.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that at any time, if by reason of mandatory provisions of law any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UETA” is defined in Section 14.3.

“Upfront Fee” is defined in Section 2.13.

“U.S. Government Securities Business Day”: means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person as defined in Section 7701(a)(30) of the Code.

“Warp Speed” means Warp Speed Holdings LLC, a Wyoming limited liability company.

“Warp Speed Acquisition” means the Acquisition of 38% of Warp Speed.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.

1.1 UCC Defined Terms. The following terms used in this Agreement shall have the respective meanings provided for in the UCC: “Accounts”, “Account Debtor”, “Chattel Paper”, “Deposit Account”, “Documents”, “General Intangibles”, “Inventory” and “Proceeds”.

1.2 Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder; provided, that if such next succeeding Business Day occurs in a different calendar month than the date on which such payment is due and payable, such payment shall be made on the last Business Day preceding such date.

1.3 Other Definitional Provisions. References to “Articles”, “Sections”, “subsections”, “Exhibits” and “Schedules” and shall be to Articles, Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 or otherwise in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; references to organizational documents, agreements (including the Loan Documents), and other contracts shall be deemed to include all subsequent amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are not prohibited by any of the Loan Documents; references to Persons include their respective permitted successors and assigns or, in the case of any Governmental Authority, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such statue or regulation. All references to “knowledge” or “awareness” of Borrower or any Subsidiary thereof means the actual knowledge of an Authorized Officer of Borrower or such Subsidiary. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.4 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable) of the United States.

ARTICLE II

THE CREDITS

2.1 Term Loan Facility. Subject to the terms and conditions set forth herein, the Lender agrees to make a senior term loan available to the Borrower (the “Loan”) in the principal amount of up to the Loan Amount. Amounts prepaid by Borrower in respect of the Loan may not be reborrowed.

2.2 Borrowing. The Loan shall be on the Effective Date upon satisfaction of the conditions precedent set forth in Section 4.1. The Lender shall make the funds available to the Borrower by wire transfer of such funds in accordance with instructions provided to the Lender by the Borrower.

2.3 Prepayments.

(a)

Voluntary Prepayments. The Borrower may, upon Borrower’s irrevocable written notice to the Lender in the form of Exhibit B (the “Prepayment Notice”), at any time or from time to time voluntarily prepay the Loan, in whole or in part without premium or penalty; provided, that (i) such notice must be received by the Lender not later than 10:00 a.m. one day prior to any such prepayment of the Loan, (ii) shall specify the date and the amount of such prepayment, and (iii) shall include all accrued and unpaid interest on the Loan and any other outstanding Obligation hereunder.

(b)

Mandatory Prepayments. (i) In the event Borrower or any Subsidiary of Borrower receives Net Proceeds from (A) the Disposition of Borrower’s Affiliates or Subsidiaries or (B) any capital raise or refinancing of any of its Indebtedness Borrower shall provide not later than 10:00 a.m. on the fifth (5th) Business Day after receipt of such Net Proceeds, a Prepayment Notice specifying that (x) Borrower shall make a prepayment on the outstanding principal balance of the Loan on the next succeeding Business Day, (y) in the amount of 100% of such Net Proceed and (z) shall include all accrued and unpaid interest on the Loan and any other outstanding Obligation hereunder and (ii) in the event Borrower or any Subsidiary makes any payment on any Indebtedness that ranks pari passu with the Loan (“Pari Passu Payment”), to include, for the avoidance of doubt, any subordinated debt of Borrower or any Subsidiary, Borrower shall, not later than 10:00 a.m. one Business Day prior to the date of such Pari Passu Payment, provide to Lender, a Prepayment Notice specifying that (x) Borrower shall make a prepayment on the outstanding principal balance of the Loan on the next succeeding Business Day, (y) in an amount equal to the Pari Passu Payment and (z) shall include all accrued and unpaid interest on the Loan and any other outstanding Obligation hereunder.

Each prepayment of the Loan pursuant to the foregoing provisions of this Section 2.3 shall be applied to the outstanding principal balance of the Loan. No prepayment shall affect the regularly scheduled payments of interest on the Loan.

2.4 Repayment of Loan. Payments of principal and interest due under the Loan, if not sooner declared to be due in accordance with the provisions hereof, shall be made as follows:

(a)

Regularly Scheduled Interest Payments. Commencing on the last Business Day of the calendar month in which the Effective Date occurred and continuing on the last Business Day of each Interest Period thereafter (each such date, an “Interest Payment Date”) through and including the month in which the Maturity Date occurs, accrued and unpaid interest (at the Interest Rate) on all outstanding principal shall be due and payable to Lender, in arrears.

(b)

Principal Payments. (i) Commencing on the Payment Date occurring in the Fiscal Quarter in which Effective Date occurred and continuing on each Payment Date in the first year of the Loan, the Borrower shall make on each such Payment Date a payment on the outstanding principal balance of the Loan in the amount of $125,000.00 and (ii) commencing on the first Payment Date after the first anniversary of the Effective Date, and continuing on each Payment Date thereafter until the Maturity Date, the Borrower shall make one each such Payment Date a payment on the outstanding principal balance of the Loan in the amount of $250,000.00. The unpaid principal balance of the Loan, if not sooner paid or declared to be due in accordance with the terms of this Agreement, together with all accrued and unpaid interest thereon and any other amounts due and payable hereunder or under any other Loan Document, shall be due and payable in full on the Maturity Date.

2.5 Interest Rates.

(a)	The Loan shall bear interest from the Effective Date at a rate per annum equal to the Interest Rate.

(b)

If any amount of principal or interest on the Loan or any other amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(c)

Interest on the Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before as well as after judgment, and before as well as after the commencement of any proceeding under any Debtor Relief Laws. Interest on the Loan and any fees shall be calculated for actual days elapsed on the basis of a 360-day year. If any payment of principal of or interest on the Loan becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

2.6 Reserved.

2.7 Rates Applicable After Event of Default. During the continuance of an Event of Default the Lender may, by notice to the Borrower, declare that the Loan shall bear interest at the Default Rate. If an Event of Default has been waived in writing by the Lender, which waiver is subject to the Lender’s sole discretion, the interest rate applicable to the Loan shall revert to the rate applicable prior to the occurrence of an Event of Default.

2.8 Method of Payment. All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender, at its address specified pursuant to Article XIII, or at any other address specified in writing by the Lender to the Borrower, by 10:00 a.m. on the date when due.

2.9 Term Note.

(a)	The Loan shall be evidenced by the Note.

(b)	The Lender shall maintain an account in which it will record the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder.

(c)

Absent manifest error, the entries maintained in the account maintained pursuant to Section 2.9(b) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

2.10 Replacement of Benchmark.

(a) Replacement Rate. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. New York City time on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Lender to Borrower.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other document related hereto, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.10. Notwithstanding anything to the contrary herein or in any other document related hereto, (x) any notice permitted or required to be given to the Borrower or any of the Lenders under this Section 2.10 shall be given in writing and may be sent by telefacsimile, nationally recognized overnight courier, first class, certified or registered mail or electronic mail, in each case, to the telefacsimile number, address or electronic mail address for such party in any other document related hereto or, in the event of a change to such telefacsimile number, address or electronic mail address, to such other telefacsimile number, address or electronic mail address that has been identified by such party for the purpose of receiving notices from time to time; and (y) any notices permitted or required to be given to the Lender under this Section 2.10 shall be given in writing and sent exclusively to an electronic mail address that has been identified by the Lender to the Borrower. For purposes of the immediately preceding sentence, any notice sent by (A) telefacsimile shall be deemed to have been received when sent, (B) nationally recognized overnight courier or first class, certified or registered mail shall be deemed to have been received when actually received (or upon refusal of delivery) or (C) electronic mail shall be deemed to have been received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement). Borrower further acknowledges and agrees that (I) the Lender shall be entitled to rely on the authority of the person purporting to be authorized by the Borrower to give any notice provided by such party and the Lender shall have no liability to such party on account of any action taken (or omitted to be taken) by the Lender in reliance upon such notice and (II) any notice given by the Lender to the Borrower pursuant to this Section 2.10(c) shall satisfy any requirement to deliver notice to any person or entity other than the Borrower (including, without limitation, the Borrower’s attorney) pursuant to this Agreement or any other document related hereto.

(d) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate then the Lender may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Lender may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(e) Definitions.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.10, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities denominated in U.S. dollars at such time; provided that, if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents (or analogous or similar term).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Daily Simple SOFR,” “SOFR,” “Term SOFR,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other documents related hereto).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark, (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, or (c) all Available Tenors of such Benchmark are not in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Floor” means the benchmark rate floor, if any, provided in this Agreement with respect to Term SOFR; provided that if this Agreement does not specify a benchmark rate floor, the floor shall be deemed to be zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

2.11 Limitation of Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (“maximum rate”). If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

2.12 Yield Protection; Capital Adequacy and Other Adjustments. In the event that Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender or any corporation controlling Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from Lender pay to Lender, additional amounts sufficient to compensate such Lender for such reduction. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such cost or reduction, Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize the redirect rate of return, costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.12.

2.13 Fees. The Borrower shall pay to the Lender an upfront fee on or before the Effective Date in an amount equal to one percent (1%) of the Loan Amount (the “Upfront Fee”).

ARTICLE III

TAXES

3.1 Taxes.

(a)

Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith of the Borrower) requires the deduction or withholding of any Tax from any such payment, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.1) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)	The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)

The Borrower shall indemnify the Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable actually incurred expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)

As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.1, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, and a copy of the return reporting such payment or other evidence of such payment (in a form reasonably satisfactory to the Lender).

(e)

(i) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, immediately prior to becoming a Lender hereunder and at such other times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by the Borrower, the Lender shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clause (e)(ii), shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.1 (including by the payment of additional amounts pursuant to this Section 3.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.1(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.1(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.1(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)

Each party’s obligations under this Section 3.1 shall survive any assignment of rights by, or the replacement of the Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.2 Lender Statements; Survival of Indemnity. The Lender shall deliver a written statement to the Borrower as to the amount due, if any, under Section 3.1. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement of the Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Section 3.1 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions to Effectiveness. This Agreement shall become effective on and as of the first Business Day on which the following conditions precedent have been satisfied or made a post-closing deliverable in accordance with Section 6.12 hereof:

(a)	The Lender shall have received executed counterparts of this Agreement.

(b)

The Lender shall have received a certificate, signed by an officer of the Borrower, stating that on the Effective Date (1) no Default or Event of Default is continuing and (2) the representations and warranties in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c)	The Lender shall have received a written authority opinion of the Borrower’s counsel, addressed to the Lender, in form and substance reasonably satisfactory to the Lender.

(d)	The Lender shall have received the executed Note.

(e)

The Lender shall have received the executed Pledge Agreement, together with (i) any certificates or instruments representing any pledged Equity Interests and (ii) and an executed assignment in blank for any such Equity Interests in clause (i).

(f)

The Lender shall have received such documents and certificates relating to the organization, existence and good standing of the Borrower, the authorization of the transactions contemplated hereby, the incumbency of the signatories of the Borrower, and any other legal matters relating to the Borrower, the Loan Documents or the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Lender.

(g)

The Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses, to include all legal fees and expenses, required to be reimbursed or paid by the Borrower hereunder.

(h)

There shall not have occurred a material adverse change (x) in the business, Property, liabilities (actual and contingent), operations or financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, since December 31, 2021.

(i)

The Borrower and its Subsidiaries shall be in compliance in all material respects with applicable environmental, health and safety statutes and regulations, except as would not be expected to result in a Material Adverse Effect;

(j)

No action, suit, investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to materially, adversely affect the Borrower or any of its Subsidiaries, or the financings contemplated hereby or that seeks to prevent, enjoin or delay the making of any Loan.

(k)

The Lender shall have received evidence of current insurance coverage in form, scope and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Section 5.18 and Section 6.6.

(l)

The Lender shall have received the results of a recent lien search in the jurisdiction where the Borrower is organized, and such search shall reveal no Liens on any of the assets of the Borrower except for Liens permitted by Section 7.5 or discharged on or prior to the Effective Date pursuant to a payoff letter or other documentation satisfactory to the Lender.

(m)

The Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including PATRIOT Act, a properly completed and signed IRS Form W-8 or W-9, as applicable for Borrower, and any “beneficial ownership” documentation required by Lender.

(n)

Lender shall have received evidence that all loans and other obligations under any other agreements with respect to any Indebtedness not constituting Permitted Indebtedness hereunder have been repaid or will be repaid with the Loan made hereunder on the Effective Date and the commitments thereunder have been terminated, and the Lender shall have received a customary payoff letter in form and substance reasonably satisfactory to Lender relating to the termination (or assignment to the Lender) of all mortgages, financing statements, and liens associated therewith.

(o)

Lender shall have received (i) the audited Consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years that ended on December 31, 2019, December 31, 2020 and December 31, 2021 and (ii) all requested financial information for Warp Speed, to include, without limitation, CalCon Mutual Mortgage LLC and OneTrust International LLC’s audited 2021 Consolidated financial statements and its most recent quarterly financial statements, if available.

(p)	Any such other documents, instruments or information that Lender may request in its reasonable discretion.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.1 Existence and Standing. Each of the Borrower and its Subsidiaries (i) is a corporation, bank or other entity duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, and (ii) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The Borrower is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

5.2 Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by Debtor Relief Laws and general principles of equity, including without limitation, the remedy of specific performance.

5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating or other management agreement, as the case may be, or (iii) in any material respect, any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof that has not been obtained by the Borrower or any of its Subsidiaries is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements; Pro Forma Financial Statements; Call Reports.

(a)

Each of the December 31, 2019, December 31, 2020 and December 31, 2021 audited Consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lender were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the Consolidated results of their operations for the periods then ended.

(b)

The financial statements delivered pursuant to clause (a) above contain and reflect provisions for taxes, reserves and other liabilities in accordance with GAAP and applicable banking regulations, rules and guidelines, respectively. Neither Borrower nor any Subsidiary has any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) that is not provided for in the financial statements delivered pursuant to clause (a).

(c)

Any call reports and other regulatory reports, including, without limitation, FR Y-9C, FR Y-9LP and FFIEC 041 reports, filed by the Borrower or any Subsidiary Bank with any regulatory authority and provided to the Lender either prior to the Effective Date or pursuant to Section 6.1(d), are or will be true, complete and correct in all material respects.

5.5 Material Adverse Change. Since December 31, 2021, there has been no change in the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. The Borrower and its Subsidiaries have filed all United States federal and state income Tax returns and all other material Tax returns that are required to be filed by them and have paid all United States federal and state income Taxes and all other material Taxes due from the Borrower and its Subsidiaries, including, without limitation, pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any Taxes or other governmental charges are adequate. Borrower is not aware of any current audit by the Internal Revenue Service, and has not received any notice from the Internal Revenue Service of any, assessment or other proposed with respect to the United States income tax liability, of Borrower or any Subsidiary, that could reasonably be expected to be material and adverse to the Borrower and its Subsidiaries, taken as a whole.

5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any Authorized Officer, threatened against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or that seeks to prevent, enjoin or delay the making of any Loan. Other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 Subsidiaries. Schedule 5.8(a) contains an accurate list of all Subsidiaries of the Borrower as of the Effective Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries and designating which Subsidiaries are Subsidiary Banks. Schedule 5.8(b) contains, as of the Effective Date, an accurate organizational chart, showing the ownership structure of Borrower and each Subsidiary as of the Effective Date. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. Borrower is the sole legal and beneficial owner of all of the outstanding shares of common stock of MVB Bank, and MVB Bank is the sole legal and beneficial owner of all the outstanding equity interests of any of its Subsidiaries. As of the Effective Date, there are no warrants or options, or any agreements to issue any warrants or options, outstanding with respect to any class of equity interests of MVB Bank or any other Subsidiary. Each Subsidiary Bank is “well capitalized” (as defined and determined by the Governmental Authority having jurisdiction over such Subsidiary Bank), and the Subsidiary Banks on a combined basis are “well capitalized” (as defined and determined by the Governmental Authority having jurisdiction over the Subsidiary Banks). No Subsidiary Bank is subject to any Regulatory Action that has not been disclosed in the Borrower’s call reports filed before the Effective Date.

5.9 ERISA. With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in material liability.

5.10 Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11 Federal Reserve Regulations. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purposes or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of The Board of Governors of the Federal Reserve System, including without limitation, Regulations G, U, T, X or Y thereof, as amended. Borrower agrees to execute, or cause to be executed, all instruments necessary to comply with all of the requirements of Regulation U of The Board of Governors of the Federal Reserve System.

5.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions in (i) any material agreement to which it is a party, or (ii) any agreement or instrument evidencing or governing Indebtedness (the agreements and instruments referenced in clauses (i) and (ii) collectively, the “Material Agreements”), which default could reasonably be expected to have a Material Adverse Effect.

5.13 Compliance With Laws.

(a)

The Borrower and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except in such instances in which (i) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)

The Borrower has complied in all material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation, the Bank Holding Company Act of 1956, as amended.

(c)

None of the Borrower, none of its Subsidiaries and, to the knowledge of the Borrower, none of the respective officers, directors, brokers or agents of any of the foregoing (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(d)

None of the Borrower, none of its Subsidiaries and, to the knowledge of any Authorized Officer, none of the respective officers, directors, brokers or agents of any of the foregoing is an Embargoed Person.

(e)

None of the Borrower, none of its Subsidiaries and, to the knowledge of the Borrower, none of the respective officers, directors, brokers or agents of any of the foregoing (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(f)

The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries, and their respective officers, directors, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of any Authorized Officer, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No Loan made hereunder or use of proceeds thereof will violate Anti-Corruption Laws or applicable Sanctions.

5.14 Ownership of Properties. Except as set forth in Schedule 5.14, on the date of this Agreement, the Borrower and its Subsidiaries (i) will have good title, free of all Liens other than those permitted by Section 7.5, to all of the Property and assets reflected in the Borrower’s most recent Consolidated financial statements provided to the Lender as owned by the Borrower and its Subsidiaries (other than as may have been disposed of in a manner permitted by Section 7.3), (ii) will have valid leases for all real property for which Borrower or any Subsidiary is a lessee, and (iii) will own or will possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses without material conflict with the rights of any other Person.

5.15 Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loan will give rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16 Environmental Matters. In the ordinary course of its business, the Borrower considers the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which its responsible officers identify and evaluate potential risks and liabilities accruing to the Borrower and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that its Property and operations and those of its Subsidiaries are in material compliance with applicable Environmental Laws and that none of

Borrower and its Subsidiaries is subject to any liability under Environmental Laws that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. No Authorized Officer has received any notice to the effect that the Property and/or operations of the Borrower and its Subsidiaries are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.1

5.18 Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property and liability insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as are consistent with sound business practice.

5.19 Solvency.

(a)

Immediately after the consummation of the transactions to occur on the Effective Date and after giving effect to the application of the proceeds of the Loan, (a) the fair value of the assets of the Borrower and its Subsidiaries on a Consolidated basis will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a Consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a Consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a Consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a Consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a Consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Effective Date.

(b)

The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.20 No Default. No Default or Event of Default has occurred and is continuing.

[1]	MVB to confirm with respect to Subsidiaries.

5.21 Subordinated Indebtedness. As of the Effective Date, other than as set forth in Schedule 5.21, none of the Borrower nor any of its Subsidiaries has (a) any Subordinated Indebtedness or (b) any Indebtedness that has been contractually subordinated to any other Indebtedness of the Borrower. At any time, the Obligations are “Senior Debt” or “Designated Senior Debt” or like term under any Subordinated Indebtedness of the Borrower or any of its Subsidiaries.

5.22 Regulatory Approval. Borrower has received all regulatory approvals required, if any, to effectuate the Warp Speed Acquisition.

5.23 Bank Accounts. Except as set forth on Schedule 5.23, all bank accounts of the Borrower shall be located at the Lender until payment in full of the Obligations.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until payment in full, in cash, of all Obligations (other than contingent indemnification obligations to the extent no claims with respect thereto have been asserted), Borrower covenants and agrees with the Lender as follows:

6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lender:

(a)

As soon as available, but in any event within 120 days after the end of each Fiscal Year of the Borrower, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report certified by Dixon Hughes Goodman LLP or any other independent certified public accountants reasonably acceptable to the Lender (such certification to (x) not contain any going concern modifier and (y) contain an opinion stating that such Consolidated financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as of the applicable period and the Consolidated results of their operations and their cash flows for each of the two years then ended), on a Consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, and related statements of income, of cash flows, and of shareholders’ equity and notes thereto, accompanied by any management letter prepared by such accountants.

(b)

As soon as available, but in any event within 60 days after the end of each Fiscal Quarter of each Fiscal Year of the Borrower, for itself and its Subsidiaries, Consolidated unaudited balance sheets as at the close of each such period and Consolidated statements of income (including sufficient detail for independent calculation of the financial covenants set forth in Section 7.9), of cash flows and of shareholders’ equity for the period from the beginning of such Fiscal Year to the end of such quarter and notes thereto with comparisons to (x) the prior year period, and (y) the year to date, all certified by its chief financial officer as being complete and correct and fairly presenting, in all material respects, the Consolidated financial position and the results of operations of the Borrower and its Subsidiaries at such dates and for such periods, subject to normal year-end adjustments.

(c)

As soon as available, but in any event within 60 days after the end of each Fiscal Year of the Borrower, budgeted financial projections for the next Fiscal Year, on a quarterly basis, including, without limitation, forecasted balance sheets, statements of income and loss, and statements of cash flow.

(d)

As soon as available, but in any event within 60 days after the end of each Fiscal Quarter of the Borrower, copies of the quarterly (and, where appropriate, annual) call reports and other regulatory reports, including, without limitation, FR Y-9C, FR Y-9LP and FFIEC 041 reports filed by the Borrower or any Subsidiary Bank with any regulatory authority; provided that, for any period for which the Borrower is required to file such FR Y-9C, FR Y-9LP and FFIEC 041 reports semi-annually, only such semi-annual reports shall be delivered within 60 days after June 30 and December 31.

(e)

Together with the financial statements required under Section 6.1(a) and Section 6.1(b), a compliance certificate, substantially the form of Exhibit A (the “Compliance Certificate”) signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof. An updated Schedule 1.2 shall be attached to such Compliance Certificate and will amend, restate and replace Schedule 1.2 as attached hereto.

(f)	Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(g)

Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports that the Borrower or any of its Subsidiaries files with the U.S. Securities and Exchange Commission.

(h)

As soon as available, to the extent allowed by law and the terms thereof, copies of all Regulatory Actions that have not been disclosed in the Borrower’s most recent call report delivered to the Lender affecting or pertaining to the Borrower or any Subsidiary Bank.

(i)

Upon any Authorized Officer becoming aware of any adverse development in any Regulatory Action, a notice from the Borrower describing the nature thereof, the nature and status of such Regulatory Action, and, within a reasonable time thereafter, what action the Borrower proposes to take with respect thereto.

(j)	Such other business or financial information as the Lender may from time to time reasonably request.

Any financial statement required to be furnished pursuant to Sections 6.1(a), (b), (d) or (f) shall be deemed to have been furnished on the date on which the Lender receives notice that the

Borrower has filed such financial statement with (i) the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Lender without charge or (ii) the Federal Reserve System and is available on the Internet at www.ffiec.gov, www.ffiec.gov/nicpubweb/nicweb/nichome.aspx, or any successor government website that is freely and readily available to the Lender without charge; provided that the Borrower shall give notice of any such filing to the Lender. Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of any such financial statement to the Lender if the Lender requests the Borrower to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Lender.

If any information that is required to be furnished to the Lender under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lender promptly after such earlier date.

6.2 Use of Proceeds. The Borrower will use the proceeds of Loan for general corporate purposes, including, but not limited to, effectuating the Warp Speed Acquisition and to pay any and all transaction fees, costs and expenses related hereto. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of any Loan to purchase or carry any “margin stock” (as defined in Regulation U).

6.3 Notice of Material Events. The Borrower will, and will cause each Subsidiary to, give notice in writing to the Lender, immediately upon the occurrence of any of the following:

(a)	any Default or Event of Default;

(b)

the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower or any Affiliate thereof that (i) if adversely determined, could reasonably be expected to result in liability to the Borrower or any Subsidiary, in the aggregate, in excess of $5,000,000 or (ii) seeks to prevent, enjoin or delay the making of any Loan;

(c)

with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

(d)	the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in material liability;

(e)	any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary;

(f)	any material investigation of the Borrower or any Subsidiary by any Governmental Authority having regulatory authority over the Borrower or any such Subsidiary

(other than routine examinations of the Borrower and/or any such Subsidiary) to the extent such Governmental Authority has consented to the giving of such notice (if the consent of such Governmental Authority is required for the Borrower to give such notice);

(g)

the issuance of any consent decree, cease and desist order (whether written or oral), written agreement, cancellation of insurance or other public or enforcement action by any Governmental Authority having regulatory authority over the Borrower or any Subsidiary;

(h)

the issuance of any material informal enforcement action, including, without limitation, a memorandum of understanding or proposed disciplinary action by or from any Governmental Authority having regulatory authority over the Borrower or any Subsidiary, to the extent that the Borrower or any such Subsidiary is permitted to disclose such information; provided, however, that, the Borrower shall take all reasonable efforts to obtain any necessary regulatory consents; and

(i)	any other development, financial or otherwise, that could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer setting forth the details of the event or development requiring such notice and, within a reasonable time after such notice, a statement detailing any action taken or proposed to be taken with respect thereto.

6.4 Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as such business is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, to the extent that the failure to maintain the same could result in a Material Adverse Effect.

6.5 Taxes and Other Obligations. The Borrower will, and will cause each Subsidiary to, (i) timely file complete and correct United States federal and applicable state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, and (ii) pay and discharge, at or before maturity, all of its obligations and liabilities (including without limitation all claims that could result in a statutory Lien) before the same shall become delinquent or in default; except those in (i) and (ii) above that are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6 Insurance.

(a)

The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property and liability insurance in such amounts, subject to such deductibles and self- insurance retentions and covering such Properties and risks as is consistent with sound business practice, and the Borrower will furnish to the Lender upon request full information as to the insurance carried.

(b)

The Borrower shall maintain coverage under a banker’s blanket bond in an amount at least equal to the minimum coverage recommended by the applicable regulatory authority(ies), plus such excess fidelity coverage as the Lender may reasonably request from time to time.

(c)	Borrower will cause each Subsidiary Bank to ensure that the deposits of such Subsidiary Bank will at all times be insured by the FDIC.

Promptly after Lender’s request therefor, Borrower shall provide the Lender with evidence that Borrower and each Subsidiary maintain, the insurance required under this Section 6.6, and evidence of the payment of all premiums therefor.

6.7 Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each Subsidiary to, (i) comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws and (ii) perform in all material respects its obligations under Material Agreements to which it is a party.

6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear and casualty damage for which the Borrower and its Subsidiaries have sufficient insurance coverage excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9 Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, upon prior written notice to the Borrower and during normal business hours, permit the Lender, by their respective representatives and agents, at the Borrower’s expense, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at reasonable times and intervals.

6.10 Further Assurances. The Borrower will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions, that may be required by law or that the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, all in form and substance reasonably satisfactory to the Lender and all at the expense of the Borrower.

6.11 Payment of Obligations. The Borrower will pay and discharge each of the Obligations at or prior to the time each such Obligation becomes due and payable.

6.12 Post-Closing Obligations. The Borrower shall satisfy the requirements, if any, and/or provide to the Lender each of the documents, instruments, agreements and information, if any, set forth on Schedule 6.12, in form and substance reasonably acceptable to the Lender, on or before the date specified for such requirement in such Schedule or such later date to be determined by the Lender, at its sole option and the Lender agrees, as applicable, to take any action required to be taken by it related to each of the documents, instruments, agreements and information, if any, as set forth on Schedule 6.12.

ARTICLE VII

NEGATIVE COVENANTS

Until payment in full, in cash, of all Obligations (other than contingent indemnification obligations to the extent no claims with respect thereto have been asserted), Borrower covenants and agrees with Lender as follows:

7.1 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, other than the following (“Permitted Indebtedness”):

(a)	the Loan;

(b)	Subordinated Indebtedness, but only to the extent such Subordinated Indebtedness is listed on Schedule 5.21 or, after the date hereof, has been approved and/or consented to in writing by the Lender;

(c)	Indebtedness existing on the date hereof and described in Schedule 7.1 and any renewal or extension of such Indebtedness that does not increase the principal amount thereof;

(d)	Indebtedness arising under Rate Management Transactions or other Financial Contracts, if any, in each case, that are entered into in the ordinary course of business and are non-speculative in nature;

(e)	Indebtedness securing Liens described in, and permitted under, Sections 7.5(h) or 7.5(k); or

(f)	Indebtedness assumed by Borrower in connection with Permitted Acquisitions.

7.2 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (i) a Subsidiary may merge, consolidate, liquidate or dissolve into the Borrower (with the Borrower being the survivor thereof, and with the Borrower being the survivor of any merger with any Subsidiary), (ii) a Subsidiary may merge, consolidate, liquidate or dissolve into another Subsidiary, and (iii) the Borrower or any Subsidiary may merge or consolidate with or into any Person other than the Borrower or a Subsidiary in order to effect a Permitted Acquisition (with the Borrower or such Subsidiary being the survivor thereof).

7.3 Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(a)	Sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business.

(b)

The sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment.

(c)

Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than as otherwise permitted in Sections 7.3(a) and 7.3(b) above) as permitted by this Section during the 12-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries taken as a whole; provided, however, that, notwithstanding the foregoing, no lease, sale or other disposition under this clause (c) shall be permitted if such lease, sale or other disposition would violate Section 7.13 of this Agreement.

(d)

Sales of loans, loan participations, investments, securities or OREO sales by any Subsidiary Bank in the ordinary course of its banking business in accordance with safe and sound banking practices and applicable Laws and regulations.

7.4 Acquisitions; Investments. The Borrower will not, nor will it permit any Subsidiary to, (i) make or commit to make any Acquisitions or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation by way of merger, consolidation or other combination, (ii) purchase or acquire, or make any commitment to purchase or acquire, any equity interests or any other securities of, or any interest in any Person, or (iii) make or purchase any advance, loan, extension of credit or capital contribution to or any other investment in, any Person (the items in (i), (ii) and (iii) above, collectively, referred to as “Investments”), except:

(a)	One or more Permitted Acquisitions;

(b)	Cash and Cash Equivalents or other readily marketable Investments which are reasonably acceptable to Lender;

(c)

Investments in the form of loans and other advances made or securities purchased or held in the ordinary course of the banking business of the Subsidiary Bank(s) in accordance with safe and sound banking practices and applicable Laws and regulations;

(d)

Investments by Borrower or any Subsidiary in their respective Subsidiaries, or by a Subsidiary in the Borrower, in the form of capital contributions and investments in the form of capital contributions, loans or extensions of credit by any Subsidiary in any of its Subsidiaries, in the aggregate amount not to exceed $10,000,000;

(e)	Investments existing on the Effective Date and set forth on Schedule 7.4 and non-material changes thereto;

(f)

Investments held by Subsidiaries acquired after the Effective Date in a Permitted Acquisition or of a Person merged into the Borrower or into a Subsidiary in a Permitted Acquisition to the extent such investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(g)

Investments consisting of non-cash loans or non-cash advances made by Borrower to its officers, directors and employees or those of one of its Subsidiaries which are used by such Persons to purchase promptly thereafter equity interests or options (or like instruments) in Borrower;

(h)	advances to management personnel, agents and employees for travel advances and other similar cash advances made to such Persons in the ordinary course of business consistent with past practices, and

(i)	other Investments by the Borrower or any Subsidiary in an aggregate amount not to exceed $10,000,000.

7.5 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of, or on the Property of the Borrower or any of its Subsidiaries, except:

(a)

Liens for taxes, assessments or governmental charges or levies on its Property that are not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(c)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d)

Easements, zoning restrictions, rights and restrictions of record, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to Properties of a similar character that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(e)	Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off, or similar rights and remedies as to deposit accounts, securities accounts, or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

(f)	Liens existing on the date hereof and described in Schedule 7.5.

(g)

Liens on Property acquired in a Permitted Acquisition, provided that such Liens are not “blanket” or all-asset Liens, extend only to the specific Property so acquired, and were not created in contemplation of such acquisition.

(h)

Liens securing purchase money indebtedness and Capitalized Lease Obligations in an aggregate amount not exceeding $10,000,000 outstanding at any time; provided that such Liens are not “blanket” or all-asset Liens and extend only to the specific Property so acquired.

(i)	Liens securing judgments that do not give rise to an Event of Default under Section 8.9.

(j)	Liens securing government deposits at any Subsidiary Bank.

(k)

Liens on Property and assets of any Subsidiary Bank that secure indebtedness of any Subsidiary Bank to creditors (including Federal Home Loan Banks, the Federal Reserve and in connection with repurchase transactions) in the ordinary course of its banking business in accordance with safe and sound banking practices and applicable Laws and regulations.

(l)	Liens in the form of cash collateral securing Indebtedness of the Borrower or any of its Subsidiaries of the type described in Section 7.1(d).

(m)

The interest of any lessor under any Capitalized Lease entered into after the Effective Date; provided, that (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Lines are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations for the purchase price of such property.

(n)	Repurchase Agreement.

(o)

Other Liens securing Indebtedness, provided that the aggregate principal amount of Indebtedness secured by Liens described in this clause (n) at any time does not exceed $15,000,000 at any time outstanding.

Notwithstanding anything in this Section 7.5 to the contrary, in no event shall any Liens be permitted to the extent any such Liens would result in a breach or violation of Section 7.12 of this Agreement.

7.6 Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction, provided that Lender approves any transaction in excess of $10,000,000.

7.7 Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness other than as permitted under an accompanying subordination agreement in form and substance reasonably satisfactory to the Lender, so long as (a) no Event of Default shall exist before or after giving effect to such action or be created as a result thereof, (b) Borrower is in compliance (on a pro forma basis) with the financial covenants in Section 7.9 after giving effect thereto, (c) Borrower has obtained all necessary Governmental Authority approvals to take such action and (d) Lender has approved such action.

7.8 Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, without Lender’s prior written consent, make any Restricted Payment, except that, to the extent legally permissible: (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower, and (ii) the Borrower may declare and pay dividends on its capital stock provided that no Event of Default shall exist before or after giving effect to such dividends or be created as a result thereof and the Borrower shall be in compliance (on a pro forma basis) with the financial covenants in Section 7.9 after giving effect thereto.

7.9 Financial Covenants.

(a)

Regulatory Capital. The Borrower (a) shall, on a Consolidated basis, be “well capitalized” at all times, as defined and determined by the applicable Governmental Authority having jurisdiction over the Borrower, and (b) shall cause each Subsidiary Bank to be “well capitalized” at all times, as defined and determined by the applicable Governmental Authority having jurisdiction over each such Subsidiary Bank.

(b)

Total Risk-Based Capital Ratio. The Borrower will not permit the Total Risk-Based Capital Ratio of any of the Subsidiary Bank(s) (expressed as a percentage) to be less than 11.50% as of the last day of any Fiscal Quarter.

(c)	Loan Loss Reserves. The Borrower shall cause each Subsidiary Bank to maintain the ratio of Loan Loss Reserves to Non-Performing Loans (expressed as a percentage) at all times to be not less than 70%.

(d)	Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, determined for the Borrower and its Subsidiaries on a

Consolidated basis as of the end of each of its Fiscal Quarters for the then most-recently ended four Fiscal Quarters, to be less than 1.25 to 1.00.

7.10 Fiscal Year. The Borrower will not, nor will it permit any Subsidiary to, change its fiscal year to end on a day other than December 31.

7.11 Subsidiary Shares. Except as set forth in Schedule 7.11, the Borrower will not, directly or indirectly, authorize or issue, or permit any Subsidiary Bank to (i) authorize or issue, any new types, varieties or classes of equity interests of such Subsidiary Bank or any of its Subsidiaries, either preferred or common, voting or nonvoting, or any bonds or debentures (subordinated or otherwise) convertible into any equity interests of any Subsidiary Bank or such Subsidiary, or any stock options or warrants, or (ii) authorize or issue any additional shares of any existing class of any equity interests of such Subsidiary Bank or any of its Subsidiaries, or (iii) grant any Person other than the Lender any proxy for existing equity interests, or cause or allow or declare any stock splits of such Subsidiary Bank or any of its Subsidiaries, or (iv) take any other action which could, directly or indirectly, decrease Borrower’s ownership (alone or together with any of Borrower’s Subsidiaries) interest in such Subsidiary Bank or any of its Subsidiaries to a level below the percentage of equity interests Borrower holds in such Subsidiary Bank or of its Subsidiaries as of the Effective Date. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary Bank or any Subsidiary of any Subsidiary Bank to directly or indirectly create, assume, incur, suffer or permit to exist any pledge, encumbrance, security interest, assignment, Lien or charge of any kind or character on the equity interests of such Subsidiary Bank or any of its Subsidiaries. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary Bank or any of its Subsidiaries to sell, transfer, issue, reissue or exchange, or grant any option with respect to, any equity interests of such Subsidiary Bank or any of its Subsidiaries.

7.12 Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into any agreement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (such an agreement being referred to in this Agreement as a “Sale/Leaseback Agreement”).

7.13 Burdensome Agreements. The Borrower will not, nor will it permit any Subsidiary to, enter into any agreement, directly or indirectly (other than this Agreement and the other Loan Documents) that (i) limits the ability of (A) any Subsidiary to make Restricted Payments to the Borrower or any other Subsidiary or to otherwise transfer property to the Borrower or any other Subsidiary, (B) any Subsidiary to guarantee the Indebtedness of the Borrower or (C) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

ARTICLE VIII

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):

8.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lender under or in connection with this Agreement, any Loan, or any certificate or other written information delivered in connection with this Agreement or any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) on the date made or confirmed.

8.2 The Borrower fails to pay any (i) principal of the Loan when due or (ii) interest upon the Loan, or any other Obligation under any of the Loan Documents within five (5) Business Days after it becomes due.

8.3 The Borrower breaches any of the terms or provisions of Section 6.2, 6.3, 6.11, or Article VII.

8.4 The Borrower breaches (other than a breach that constitutes an Event of Default under another Section of this Article VIII) any of the terms or provisions of this Agreement or any other Loan Document and such breach is not remedied within 30 days after the earlier of (i) an Authorized Officer becoming aware of such breach and (ii) the Lender notifying the Borrower of such breach.

8.5 The Borrower or any of its Subsidiaries fails to pay when due (beyond any applicable grace period) any payment (whether of principal, interest or any other amount) in respect of any Material Indebtedness (provided that, in the case of Rate Management Obligations, the amount counted for this purpose shall be the amount payable by the Borrower and its Subsidiaries if such Rate Management Obligations were terminated at such time); the Borrower or any of its Subsidiaries defaults in the performance (beyond any applicable grace period) of any term, provision, or condition in any Material Indebtedness Agreement, or any other event or condition occurs, which causes, or permits the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, any portion of such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; any portion of Material Indebtedness of the Borrower or any of its Subsidiaries is declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries does not pay, or admits in writing its inability to pay, its debts generally as they become due.

8.6 The Borrower or any of its Subsidiaries (i) has an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to, or acquiesces in the appointment of a receiver, custodian, trustee, examiner, liquidator, or similar official for it or any Substantial Portion of its Property, (iv) institutes any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeks dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 8.6 or (vi) fails to contest in good faith any appointment or proceeding described in Section 8.7.

8.7 Without the application, approval, or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator, or similar official is appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 8.6(iv) is instituted against the Borrower or any of its Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for 60 consecutive days.

8.8 Any court, government, or governmental agency condemns, seizes, or otherwise appropriates, or takes custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries such that, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the 12- month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

8.9 The Borrower or any of its Subsidiaries fails within 60 days to pay, obtain a stay with respect to, or otherwise discharge one or more judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith, or any action is legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment.

8.10 (a) With respect to a Plan, the Borrower or an ERISA Affiliate is subject to a lien in excess of $5,000,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (b) an ERISA Event has occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in material liability.

8.11 Any Change in Control occurs.

8.12 Intentionally Omitted.

8.13 Any Loan Document fails to remain in full force or effect, other than as a result of any action taken by Lender, which action shall include any such Loan Document being cancelled or terminated in writing by the Lender.

8.14 (i) The Borrower or any Subsidiary Bank becomes subject to any Regulatory Action that could reasonably be expected to have a Material Adverse Effect, (ii) any Subsidiary Bank shall cease to be an “insured bank” under or within the meaning of the Federal Deposit Insurance Act, as amended from time to time, (iii) any Subsidiary Bank is prohibited by law or regulation from making dividends or other distributions to the Borrower and a request to permit such dividends to the appropriate state or federal regulatory agency has been denied, or (iv) any Subsidiary Bank has been notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder.

ARTICLE IX

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

9.1 Acceleration; Remedies. If any Event of Default described in Sections 8.6 or 8.7 occurs with respect to the Borrower, the Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Event of Default occurs and is continuing, the Lender may, upon written notice to Borrower, declare the Obligations to be due and payable whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which the Borrower hereby expressly waives. Upon the occurrence and during the continuation of any Event of Default, the Lender may exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable Law.

9.2 Application of Funds. After the exercise of remedies provided for in Section 9.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 9.1), the Lender shall apply any amounts it receives on account of the Obligations in the following order:

(a)	First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article III) payable to the Lender;

(b)	Second, to payment of accrued interest on the Loan;

(c)	Third, to payment of all outstanding principal amounts then due on the Loan;

(d)	Fourth, to payment of all other outstanding Obligations; and

(e)	Last, the balance, if any, to the Borrower or as otherwise required by law.

9.3 Amendments. Neither this Agreement, the Note nor any other Loan Document may be amended or modified except in a writing signed by the parties hereto.

9.4 Preservation of Rights. No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of the Loan notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to the Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations. All representations and warranties of the Borrower in this Agreement shall survive the making of the Loan.

10.2 Governmental Regulation. Anything in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof.

10.5 Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.6 Expenses; Indemnification.

(a)

The Borrower shall reimburse the Lender upon demand for all reasonable and documented out-of-pocket expenses paid or incurred by the Lender, including, without limitation, reasonable fees, charges and disbursements of outside counsel to the Lender in connection with the preparation, negotiation, execution, and delivery of the Loan Documents and the preparation or review, negotiation, execution and delivery of any amendment or modification of the Loan Documents. The Borrower also agrees to reimburse the Lender for any costs and out-of-pocket expenses, including, without limitation, reasonable fees, charges and disbursements of outside counsel to the Lender incurred from time to time, paid or incurred by the Lender in connection with the collection and enforcement of the Loan Documents.

(b)

The Borrower hereby further agrees to indemnify and hold harmless the Lender, its Affiliates, and each of their respective directors, officers and employees, agents, representatives and advisors against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements and settlement costs (including, without limitation, all expenses of litigation or preparation therefor) whether or not the Lender or any Affiliate is a party thereto) that any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by Borrower or any of its Subsidiaries, any environmental liability related in any way to Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of the Loan except, with respect to the Person seeking indemnification, to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Person seeking indemnification. The obligations of the Borrower under this Section 10.6 shall survive the termination of this Agreement.

10.7 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4(a); provided, however, that notwithstanding any other provision herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP or in any regulation (or interpretation or guidance with respect to any regulation) adopted by any bank regulatory authority after the Effective Date would affect the computation of any financial ratio or requirement set forth in Section 7.9 of this Agreement, then the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or such bank regulation; provided, that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP and such bank regulation prior to such change therein and the Borrower shall provide to the Lender reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

10.8 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.9 Nonliability of the Lender. The relationship between the Borrower on the one hand and the Lender on the other hand shall be solely that of borrower and lender. The Lender shall have no fiduciary responsibilities to the Borrower. The Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that the Lender shall have no liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. The Lender shall have no liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

10.10 Confidentiality. The Lender agrees to hold any confidential information it may receive from the Borrower or its Subsidiaries in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates, (ii) to legal counsel, accountants, and other professional advisors to the Lender, (iii) [reserved], (iv) to regulatory officials, (v) to any Person as required by law, regulation, or legal process, (vi) to any Person in connection with any legal proceeding to which it is a party, (vii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loan, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (x) with the consent of the Borrower and (xi) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. Without limiting Section 10.4, the Borrower agrees that the terms of this Section 10.10 shall set forth the entire agreement between the Borrower and the Lender with respect to any confidential information previously or hereafter received by the Lender in connection with this Agreement, and this Section 10.10 shall supersede any and all prior confidentiality agreements entered into by the Lender with respect to such confidential information.

10.11 Nonreliance. The Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Loan.

10.12 Disclosure. The Lender hereby acknowledges that it and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

10.13 USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318:

The Lender is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow the Lender to identify the Borrower and its Subsidiaries in accordance with the Act.

ARTICLE XI

SETOFF

11.1 Setoff. The Borrower hereby grants the Lender a security interest in all deposits, credits, and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available but excluding those which are “special” and not subject to setoff pursuant to applicable Law) of the Borrower with the Lender or any Affiliate of the Lender (the “Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lender under applicable Law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs and is continuing, Borrower authorizes the Lender to offset and apply all such Deposits toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part thereof, are then due and regardless of the existence or adequacy of any collateral, guaranty, or other security, right or remedy available to the Lender.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS

12.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and assigns, except that Borrower shall not have the right to assign its rights or delegate its obligations under any Loan Documents.

ARTICLE XIII

NOTICES

13.1 Notices; Effectiveness; Electronic Communication.

(a)

Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)	if to the Borrower, to 301 Virginia Avenue, Fairmont, WV 26554, Attention: Legal Department; Email: legal@mvbbanking.com; Facsimile: (618) 214-1004

(ii)	if to the Lender, to it at 710 Carillon Parkway, St. Petersburg, FL 33716, Attention: Cory Castillo, Senior Vice President, Corporate Banking, Facsimile: (727) 567-8830.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.1(b) shall be effective as provided in Section 13.1(b).

(b)

Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender or as otherwise determined by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)

Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS;

ELECTRONIC EXECUTION; ELECTRONIC RECORDS

14.1 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it has been executed by the Lender and the Lender has received counterparts hereof that, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

14.3 Electronic Records. The Lender is authorized to create electronic images and to destroy paper originals of any imaged documents, and any such images maintained by the Lender as a part of its normal business processes shall be given the same legal effect as the paper originals. The Lender is authorized, when appropriate, to convert any instrument into a “transferable record” under the Uniform Electronic Transactions Act (“UETA”), with the image of such instrument in the Lender’s possession constituting an “authoritative copy” under UETA.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 CHOICE OF LAW. THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

15.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN EITHER NEW YORK, NEW YORK OR BALTIMORE, MARYLAND IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN EITHER NEW YORK, NEW YORK OR BALTIMORE, MARYLAND.

15.3 WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

BORROWER:

MVB FINANCIAL CORP.
a West Virginia corporation

By:	/s/ Donald Robinson
Name: Donald Robinson
Title: President

[Borrower’s Signature Page – Credit Agreement]

LENDER:

RAYMOND JAMES BANK,
a Florida-chartered bank

By:	/s/ Kenneth A. Miller III
Name: Kenneth A. Miller III
Title: Senior Vice President

[Lender’s Signature Page – Credit Agreement]

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

To:	Raymond James Bank,, as Lender pursuant to the

Credit Agreement described below

This Compliance Certificate is furnished pursuant to the Credit Agreement dated as of October 7, 2022 (as amended, modified, renewed or extended from time to time, the “Agreement”) between MVB Financial Corp. (the “Borrower”) and Raymond James Bank, as Lender. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [    ] of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

5. Schedule II attached hereto sets forth the various reports and deliveries that are required at this time under the Agreement and the other Loan Documents and the status of compliance. The Consolidated financial statements delivered with this Certificate in accordance with Section 6.1(a) and/or Section 6.1(b) of the Agreement fairly present, in all material respects, in accordance with GAAP, the Consolidated financial position and the results of operations of the Borrower and its Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments).

6. Schedule 1.2 of the Credit Agreement is hereby amended, restated and replaced, in its entirety, by Schedule III attached hereto.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

Ex. A

[ __________________________________________________________________

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [ ___ ] day of [ _____ ], 20[ ___ ].

[NAME OF OFFICER OF BORROWER]

By:

Name

Title:

Ex. A

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of [         ], 20[         ] with

Provisions of Section 7.9 of

the Agreement

Section 7.9(a) (Regulatory Capital):

The Borrower [is] / [is not] “well capitalized”.

Each Subsidiary Bank [is] / [is not] “well capitalized” on an individual basis and the Subsidiary Banks on a combined basis

[are] / [are not] “well capitalized”

[To the extent the covenant is not maintained, the following Subsidiary Bank(s) [is] [are] not “well capitalized.”

__________________________________________________]

Section 7.9(b) (Total Risk-Based Capital Ratio):
Total Risk-Based Capital Ratio of each Subsidiary Bank (Minimum: 11.50%)	%
Section 7.9(c) (Loan Loss Reserves):
Loan Loss Reserves to Non-Performing Loans of each Subsidiary Bank (Minimum: 70%)	%
Section 7.9(d) (Fixed Charge Coverage Ratio):
Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries on a Consolidated basis (Minimum: 1.25x)

Ex. A

SCHEDULE I TO COMPLIANCE CERTIFICATE (continued)

Attached are the financial data and computations evidencing the Borrower’s compliance with the covenants set forth in Section 7.9 of the Agreement, all of which data and computations are true, complete and correct.

[attached]

Ex. A

SCHEDULE II TO COMPLIANCE CERTIFICATE

Report and Deliveries Currently Due

Ex. A

EXHIBIT B

FORM OF PREPAYMENT NOTICE

TO: Raymond James Bank, as Lender (the “Lender”) under that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of October 7, 2022, between MVB Financial Corp. (the “Borrower”) and the Lender.

1 Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2. The undersigned Borrower hereby gives to the Lender notice of prepayment of the Loan pursuant to Section 2.3 of the Credit Agreement, and the Borrower hereby notifies Lender it shall prepay on [______ __, 202_] (the “Prepayment Date”):

3. [A principal amount of $[ ]][All outstanding Obligations under the Credit Agreement]:

Principal Amount	$	________
Accrued and Unpaid Interest	$	________
[All other Outstanding Obligations	$	________	]
TOTAL AMOUNT	$	________	]

4. Borrower acknowledges and agrees that its Obligations and liabilities under the Loan Documents shall be reinstated with full force and effect if, at any time on or after the date hereof, all or any portion of the Total Amount paid to the Lender is voided or rescinded or otherwise must be returned by the Lender to the Borrower upon Borrower’s insolvency, bankruptcy, or reorganization or otherwise, all as though such payment had not been made.

5. Borrower hereby voluntarily discharges, waives, acquits, surrenders and expressly release the Lender its respective affiliates, and their respective successors and assigns (collectively, the “Released Parties”) from (a) all obligations to Borrower (and its respective successors and assigns) under the Loan Documents, and (b) any and all claims, damages, liabilities or obligations of every nature and description in any way or manner arising out of the Lender’s performance and obligations under the Loan Documents; whether known or unknown, anticipated or unanticipated, fixed or contingent, at law or in equity, that Borrower at any time may have, or that its successors and assigns may have against the Lender, or its respective Released Parties (except, with regards to clauses (a) and (b) above, for indemnification and other provisions of the Loan Documents that by their terms survive the payment of the Obligations and the termination of the Loan Documents). For the avoidance of doubt, the releases, terminations and other similar agreements granted or made in this notice apply solely to the arrangements under the Loan Documents by and among the Lender and Borrower in such capacities and not to any other credit facilities or financial arrangements that may exist between or among some or all of the parties pursuant to any other credit facilities or financial arrangements, if any.

Ex. B

Borrower agrees to indemnify, defend and hold harmless the Released Parties for any portion of the Total Amount received by Lender or its respective affiliates that may subsequently be returned or otherwise not paid for any reason.

[SIGNATURE PAGE FOLLOWS]

Ex. B

IN WITNESS WHEREOF, the undersigned has caused this Prepayment Notice to be executed by its Authorized Officer as of the date set forth below.

Dated: [_____________], 20[__]

MVB FINANCIAL CORP.

By:
Name:
Title:

Ex. B